SUBSIDIARIES OF THE COMPANY

                           State of
Name                       Incorporation         Doing Business As Name
----------------------     -----------------     ----------------------

G.B. Parfums, Inc.         Delaware              G.B. Parfums, Inc.

Halston Parfums, Inc.      Delaware              Halston Parfums, Inc.

Fine Fragrances, Inc.      Delaware              Fine Fragrances, Inc.

FRM Services, Inc.         Delaware              FRM Services, Inc.